Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
April 27, 2004                                    3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


                     FX Energy, Inc. to Broadcast Technical
              Presentation of Company's Poland Exploration Projects

Salt Lake City, April 27, 2004 - FX Energy, Inc. (Nasdaq: FXEN) announced today that a presentation regarding the Company's exploration potential in Poland will be held in Boston on Wednesday, May 12, 2004. The presentation will begin promptly at 12:15 p.m. EST. Individuals interested in attending in person should contact the Company as space is limited. Shareholders and other interested parties who are not attending the meeting in person can listen to the audio and view the slide presentation by accessing the Company's website at www.fxenergy.com or by linking directly to the broadcast site at http://www.shareholder.com/fxenergy/medialist.cfm at the time of the meeting. A replay of the presentation will be available on FX Energy's website under the Company Information section.

Both the Company's Chairman and Chief Executive Officer will be at the meeting. Richard Hardman, noted North Sea explorer, will make the technical presentation. Mr. Hardman joined the Company's Board of Directors last year.

FX Energy holds interests in four project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.
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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2003 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.